EXHIBIT 97.1

AVEPOINT, INC.

COMPENSATION RECOVERY POLICY

Approved: September 7, 2023

AvePoint, Inc., a Delaware corporation, (collectively with its subsidiaries and other affiliates, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Compensation Recovery Policy (this “Policy”). This Policy explains when the Company will be required to seek recovery of Incentive Compensation awarded or paid to a Covered Person and shall supersede and replace any prior clawback and/or compensation recovery policy(ies) of the Company.  This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and the NASDAQ listing standards (the “Clawback Rules”) and will be interpreted accordingly.

The Compensation Committee will have full authority to administer this Policy. The Compensation Committee will, subject to the provisions of this Policy and the Clawback Rules, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Compensation Committee will be final, binding and conclusive.

I.	Definitions

“Applicable Period” means the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

“Board” means the Board of Directors of the Company.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Person” means the Company’s officers for purposes of Section 16 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) during any portion of the performance period of the Incentive Compensation. For the avoidance of doubt, a Covered Person may include a former officer that left the Company, retired, or transitioned to an employee role (including after serving as an officer in an interim capacity).

“Effective Date” means the date this Policy was approved by the Company’s Nominating and Corporate Governance Committee.

“Excess Compensation” means any amount of Incentive Compensation Received by a Covered Person that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated financial information or properly calculated financial measure. Excess Compensation shall be calculated on a pre-tax basis.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, as determined in accordance with the Clawback Rules. Incentive Compensation generally does not include any base salaries; bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a financial reporting measure; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; or equity awards that vest solely based on the passage of time and/or attaining one or more non-financial reporting measures.

“Received” Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

II.	Policy Statement

A.	Scope

This Policy applies only to Covered Persons with Incentive Compensation who have received Excess Compensation due to a Restatement during the Applicable Period.

B.	Miscalculation of Financial Reporting Measure Results

In the event of a Restatement, the Company will seek to recover, reasonably promptly, all Excess Compensation from a Covered Person. Such recovery, in the case of a Restatement, will be made without regard to any individual knowledge or responsibility related to the Restatement.  Notwithstanding the foregoing, if the Company is required to undertake a Restatement, the Company will not be required to recover the Excess Compensation if the Compensation Committee determines such clawback would be impracticable, violate home country laws, and/or involve tax qualified retirement plans, as determined in accordance with the Clawback Rules. Any determination that clawback is not required shall be documented by the Compensation Committee or the Board.

If such Excess Compensation was not awarded or paid on a formulaic basis, the Company will seek to recover the amount that the Compensation Committee determines in good faith should be recouped.

C.	Other Actions

The Compensation Committee may, subject to applicable law, seek recovery in the manner it chooses, including, but not limited to, by seeking reimbursement from the Covered Person of all or part of the compensation awarded or paid, by electing to withhold unpaid compensation, by set-off, or by rescinding or canceling unvested stock. The Company may enter into deferred payment plans with Covered Persons to effectuate clawback to avoid unreasonable economic hardship.

In the reasonable exercise of its business judgment under this Policy, the Compensation Committee may in its sole discretion determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

D.	No Indemnification or Reimbursement

Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company indemnify or reimburse a Covered Person for any loss under this Policy and in no event will the Company pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Excess Compensation under this Policy.

E.	Other Claims and Rights

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. Further, the exercise by the Compensation Committee of any rights pursuant to this Policy will not impact any other rights that the Company may have with respect to any Covered Person subject to this Policy.

F.	Amendment; Termination

The Board or the Compensation Committee may amend or terminate this Policy at any time.

G.	Effectiveness

Except as otherwise determined in writing by the Compensation Committee, this Policy will apply to any Incentive Compensation that is Received by a Covered Person on or after the Effective Date. This Policy will survive and continue notwithstanding any termination of a Covered Person’s employment with the Company.

H.	Successors

This Policy shall be binding and enforceable against all Covered Persons and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

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